Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-224133) of our report dated September 27, 2019, with respect to the consolidated financial statements of Community Savings Bancorp, Inc., which is included in this Annual Report on Form 10-K of Community Savings Bancorp, Inc. for the year ended June 30, 2019.

Parkersburg, West Virginia

September 27, 2019

The Virginia Center	Towne Square | 201 Third Street	Wharf District
1411 Virginia Street, East | Suite 100	PO Box 149	68 Clay Street | Suite C
Charleston, WV 25301	Parkersburg, WV 26102	Morgantown, WV 26501
MAIN (304) 343-4126	MAIN (304) 485-6584	MAIN (304) 554-3371	suttlecpas.com
FAX (304) 343-8008	FAX (304) 485-0971	FAX (304) 554-3410	cpa@suttlecpas.com